UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 28, 2008 (August 26,2008)

ROCK OF AGES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-29464	03-0153200
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Graniteville Road, Graniteville Vermont 05654
(Address of principal executive offices) (Zip Code)

(802) 476-3115
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ROCK OF AGES CORPORATION
FORM 8-K

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

Employment Agreement of Donald M. Labonte

On August 26, 2008, the Company entered into a five year employment agreement with Donald M. Labonte, who succeeded Kurt M.  Swenson as Chief Executive Officer of the Company on June 30, 2008. The Agreement will expire on June 30, 2013. Mr. Labonte received no increase or other change in his salary, fringe benefits or performance bonus program under the provisions of the Agreement for the remainder of 2008. The Compensation Committee will review Mr. Labonte's total compensation in connection with its annual review of executive compensation in 2009.  The Agreement provides for the payment of salary and benefits over a period of 12 months if Mr. Labonte's employment is terminated without Cause (as that term is defined in the Agreement), if he or the Company terminates his employment within 12 months of the expiration of the Agreement, and a new employment agreement has not been executed, or if he terminates the Agreement for Good Reason (as that term is defined in the Agreement).  In such event, the Agreement provides for payment of (i) earned, but unpaid bonus, prorated to the date of termination; and (ii) continuation of health care coverage for a period of 12 months.  The Agreement provides for a lump sum payment to Mr. Labonte equal to one times his then current annual base salary if his employment is terminated by the Company within 12 months of a Change in Control.  In addition, Mr. Labonte would receive the benefits set forth in (i) and (ii) above in the event of a termination in connection with a Change In Control.  The Agreement also provides that during any period when Mr. Labonte is receiving severance benefits, or 1 year from the date of termination of his employment, whichever is longer, he will not compete, directly or indirectly, with the Company or its subsidiaries. The foregoing description of the Agreement is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Description

	10.1	Employment Agreement - Donald M. Labonte

ROCK OF AGES CORPORATION
FORM 8-K

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK OF AGES CORPORATION

Dated: August 28, 2008	By: /s/Laura Plude Laura Plude Vice President of Finance/CFO

Exhibit Index

Number	Description

10.1	Employment Agreement - Donald M. Labonte